Exhibit 99.1

Tarveda Therapeutics and SciClone Pharmaceuticals International Establish Licensing Agreement for PEN-866 in Greater China

SciClone granted exclusive license to co-develop and commercialize PEN-866 upon approval in the Greater China Region

Watertown, MA, March 19, 2020 – Tarveda Therapeutics, Inc. (“Tarveda”), a clinical stage biopharmaceutical company developing a new class of potent and selective precision oncology medicines, which it refers to as Pentarin® miniature drug conjugates, for the treatment of patients with various solid tumor malignancies, and SciClone Pharmaceuticals International Ltd., (“SciClone”) today announced that they have entered into a licensing agreement for PEN-866, the initial clinical program from Tarveda’s HSP90 binding miniature drug conjugate platform, which is designed to bind to the activated form of Heat Shock Protein 90 (HSP90) to accumulate and release its potent topoisomerase 1 inhibitor (SN-38) payload in solid tumors.

Under the terms of the agreement, SciClone will obtain exclusive licensing rights to co-develop and commercialize PEN-866 in the Greater China territory, including mainland China, Hong Kong, Macau and Taiwan. SciClone will be responsible for development, product registration and commercialization in these territories. Per the agreement, SciClone will pay Tarveda an upfront payment of U.S. $4 million with the right to make a future equity investment in Tarveda of up to U.S. $5 million. Tarveda will be eligible to receive up to $75 million in aggregate development, approval and commercial sales milestone payments. Tarveda is also eligible to receive royalties based on sales in the Greater China territory. Shanghai Yafo Capital Asset Management Co., Ltd acted as banking and financial advisor on this transaction for Tarveda.

“We are excited to partner with SciClone, a leading specialty pharmaceutical company with valuable experience developing and commercializing oncology and infectious disease products in Greater China that shares our dedication to advancing PEN-866,” said Drew Fromkin, President and Chief Executive Officer of Tarveda. “We have completed Phase 1 clinical trials for PEN-866 and look forward to working closely with SciClone as PEN-866 moves into the later phases of its development. With SciClone’s experienced team and broad knowledge related to bringing drugs to commercialization in the Greater China region, we are confident that we have found an excellent partner to help advance PEN-866 in China.”

“Tarveda’s HSP90 binding miniature drug conjugate platform offers a promising approach to the development of precision oncology medicines,” said Hong Zhao, President and Chief Executive Officer of SciClone. “We are pleased to partner with the Tarveda team to develop and commercialize PEN-866, the first clinical program from Tarveda’s HSP90 binding miniature drug conjugate platform, in the Greater China region.”

PEN-866 is a miniature drug conjugate that preferentially binds to the activated form of HSP90 in solid tumors and is linked to the topoisomerase 1 inhibitor (SN-38), a potent anti-cancer payload. PEN-866 is designed to accumulate and be retained in tumors. As the SN-38 payload is cleaved in the tumor over time, the sustained release of SN-38 in the tumor results in prolonged DNA damage and tumor regressions as demonstrated in multiple patient-derived and other xenograft tumor models. PEN-866 has recently completed the Phase 1, all-comers, dose escalation and safety portion of its Phase 1/2a clinical trial. PEN-866 is the first miniature drug conjugate from Tarveda’s HSP90 binding drug conjugate platform.

Non-Solicitation

This communication does not constitute an offer to sell or solicitation of an offer to buy any securities, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Important Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between Organovo Holdings, Inc. (“Organovo”) and Tarveda. In connection with the proposed transaction, Organovo has filed relevant materials with the SEC, including a registration statement on Form S-4 that contains a proxy statement/prospectus/information statement, which was declared effective on February 24, 2020. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND STOCKHOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Stockholders may obtain, free of charge, copies of the definitive proxy statement and any other documents filed by Organovo with the SEC in connection with the proposed transactions at the SEC’s website (http://www.sec.gov) and at Organovo’s website (www.organovo.com).

Organovo and its directors and executive officers and Tarveda and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Organovo in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the merger is included in the proxy statement/prospectus/information statement referred to above. Additional information regarding the directors and executive officers of Organovo is included in Organovo’s Definitive Proxy Statement on Schedule 14A relating to the 2019 Annual Meeting of Stockholders, filed with the SEC on July 26, 2019. This document is available free of charge at the SEC website (www.sec.gov) or at Organovo’s website (www.organovo.com).

About Tarveda Therapeutics®, Inc.

Tarveda Therapeutics is a clinical stage biopharmaceutical company developing a new class of potent and selective precision oncology medicines, which it refers to as Pentarin® miniature drug conjugates, for the treatment of patients with various solid tumor malignancies. Tarveda’s Pentarin miniature drug conjugates are designed to take the best properties of both small molecule drugs and antibody drug conjugates to form a miniature drug conjugate able to penetrate into solid tumors, selectively bind to the desired tumor targets and accumulate the anti-cancer payloads directly in tumor cells. The anti-cancer payload is retained in tumor and then released over time causing the anti-cancer payload to become active in the tumor.

Tarveda currently has two Pentarin miniature drug conjugates in clinical trials. Its first clinical program, PEN-866, is the initial candidate from its Heat Shock Protein 90 (HSP90) binding miniature drug conjugate platform. HSP90 is a molecular chaperone that is highly activated in the harsh tumor environment across a wide range of solid tumor cancers, but which remains relatively dormant in normal tissue. Tarveda’s binding moieties of its HSP90 binding miniature drug conjugates have been shown to bind with high affinity to HSP90, which is frequently activated and overexpressed in solid tumor cells. PEN-866 has completed its Phase 1 dose escalation portion of its “all comers” trial in various types of solid tumors. In addition to PEN-866, Tarveda is developing additional miniature drug conjugates on its HSP90 binding miniature drug conjugate platform to target other promising anti-cancer payloads such as kinase inhibitors and radioisotopes to solid tumors. Tarveda’s second clinical program, PEN-221, is a Pentarin miniature drug conjugate currently in clinical evaluation for the treatment of patients with solid tumors expressing somatostatin receptor 2, or SSTR2, on the cell surface as is seen in neuroendocrine tumors and small cell lung cancer. PEN-221 is currently progressing through its Phase 2a trial. For more information regarding Tarveda, go to: https://www.tarvedatx.com/.

About SciClone Pharmaceuticals International Ltd.

SciClone Pharmaceuticals is a private-owned specialty pharmaceutical company with a substantial commercial business in Greater China and a product portfolio focusing oncology and infectious diseases. SciClone is dedicated to improving patients’ health by providing top-tier healthcare products and services with global standards of care. SciClone’s proprietary lead product, ZADAXIN® (Thymalfasin), is approved in over 30 countries and may be used for the treatment of certain cancers, hepatitis, and as a vaccine adjuvant, according to the local regulatory approvals. In addition, SciClone currently market a number of oncology products as commercial partner for Baxter, Pfizer and Boston Scientific in China. The Company also have a robust product pipeline aiming to address the unmet needs in severe and specialized disease areas, especially oncology. For more information regarding to SciClone, go to: http://www.sciclone.com/.

Forward Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend” or “continue,” the negative of terms like these or other comparable terminology, and other words or terms of similar meaning. These include statements about the clinical activity of PEN-866, any additional equity investment by SciClone, or the receipt of future milestones and royalties from SciClone. Although Tarveda believes that it has a reasonable basis for forward-looking statements contained herein, they are based on current expectations about future events affecting Tarveda and are subject to risks, uncertainties and factors relating to its operations and business environment, all of which are difficult to predict and many of which are beyond its control. These risk factors include those risks associated with developing pharmaceutical product candidates, risks of conducting clinical trials and risks in obtaining necessary regulatory approvals, and other risks applicable to clinical-stage biopharmaceutical companies, such as whether or not PEN-866 will be approved and whether Tarveda will receive any development or commercial milestones or royalties under the SciClone agreement. These risks may cause actual results to differ materially from those expressed or implied by forward-looking statements in this press release. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Tarveda does not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

Contacts:

For Tarveda Therapeutics

Amanda Houlihan

MacDougall

+1 781 235 3060

ahoulihan@macbiocom.com

For SciClone Pharmaceuticals

CEO Office

+852 29592922

CEOoffice@sciclone.com